UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2003

SOURCINGLINK.NET, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28391 (Commission File Number)	98-0132465 (I.R.S. Employer Identification No.)

16855 West Bernardo Drive, Suite 260, San Diego, CA (Address of principal executive officers)	92127 (Zip Code)

Registrant’s telephone number, including area code: (858) 385-8900

Not applicable

(Former name or former address, if changed since last report.)

Item 5.	Other Events and Regulation FD Disclosure.

On October 24, 2003, SourcingLink.net, Inc., a Delaware corporation (“SourcingLink”), announced that its Board of Directors had unanimously approved, subject to stockholder approval, (i) a 5,100 to 1 reverse stock split of its common stock and cash payment of fractional shares followed immediately by a 1 to 5,100 forward stock split of its common stock and (ii) a $500,000 private placement of its common stock and a warrant to purchase common stock to a principal stockholder.

Both the split transaction and the private placement are subject to the approval of SourcingLink’s stockholders. Stockholders will be asked to approve the split transaction and the private placement at the annual meeting of the stockholders currently expected to be held towards the end of this calendar year. SourcingLink has filed a preliminary proxy statement covering the proposed transactions with the Securities and Exchange Commission, and will mail a copy of the final proxy statement to its stockholders prior to the annual meeting. Stockholders are advised to read the proxy statement carefully because it will contain important information about the proposed transactions, the persons soliciting proxies, and their interests in the transactions and related matters.

The disclosure contained in this report on Form 8-K is only a description of the proposed transactions and is not a solicitation of a proxy or an offer to acquire or sell any securities. Information concerning the proposed transactions will be included in the proxy statement to be furnished to stockholders.

The shares of common stock and warrant described herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent an effective registration statement under the Act covering such shares or warrant or a valid exemption from the registration requirements of the Act. SourcingLink intends to offer and sell the shares and warrant without the use of a placement agent.

A copy of the press release announcing the proposed transactions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits. The following exhibit is filed as part of this report:

Exhibit Number	Description

99.1	Press Release dated October 24, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sourcinglink.net, Inc.

October 27, 2003	/s/ Gary J. Davidson

Gary J. Davidson, VP Finance and Administration,
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page
99.1	Press Release dated October 24, 2003	5